           Carrera 19 39-36 Tels: 6115163 6167016 6182284 Fax: 6117299
                           Santafe de Bogota Colombia
Calle 4 11 1-10 Ed. Torre Mercurio / 5th Floor Tels.: (91) 560 45 02 - 660 45 63
                       Telefax: 860 78 47 Cali, Colombia
       Calle 16 H 41 210 Ed. La Compania Tel. (24) 312 47 82 - 268 99 60
                     Telefax: 312 47 82 Medellin, Colombia

[logo:]  Global DataTel                               [logo:]  IBM
         de Colombia S.A.                                      Business Partners

                  PURCHASE ORDER FOR IBM MACHINES AND PROGRAMS

Messrs.                                                      IBM Customer Number
CACHARRERIA LA 14 S.A.
Santiago de Cali                                                          Page 1


Type   Model   Device              Description                     Quantity   Unit Price     Total     Maintenance   Warranty

                         IBM POS 4694 Controller Server                  16
                         IBM 4694 POS Terminals                         505
                         LA 2470 ISA (Wireless LAN) Cards               505
                         Symbol Access Point Controller                  36
                         IBM Ethernet HUB                                 8
                         Balanza PSC 384 Scanner                         40
                         Duet Scann PSC Reader                           60
                         7870 Scanner Cables                            163
                         7890 Scanner Cables                            247

                         IBM 4690 Supermarket Applic. V2
                         OS/4690 Operating System
                         TCP/IP, TOF

                         SUBTOTAL BEFORE V.A.T.                                            2,131,217
                         GLOBAL CORPORATE DISCOUNT                                           200,000
                         TOTAL BEFORE V.A.T.                                               1,931,217

                         Plus Current V.A.T.


The aforementioned prices are stated in US$ and will be invoiced in $Col. according to the Representative Market Rate (TRM) in effect on the business day prior to the invoicing date, published by the Superintendent of Banks.

           Carrera 19 39-36 Tels: 6115163 6167016 6182284 Fax: 6117299
                           Santafe de Bogota Colombia
Calle 4 11 1-10 Ed. Torre Mercurio / 5th Floor Tels.: (91) 560 45 02 - 660 45 63
                       Telefax: 860 78 47 Cali, Colombia
       Calle 16 H 41 210 Ed. La Compania Tel. (24) 312 47 82 - 268 99 60
                     Telefax: 312 47 82 Medellin, Colombia

[logo:]  Global DataTel
         de Colombia S.A.

                  PURCHASE ORDER FOR IBM MACHINES AND PROGRAMS

Messrs.
CACHARRERIA LA 14 S.A.                                              Contract No.
Santiago de Cali                                                    Page 2


By signing this order, The Customer states that he/she has received and read the document "IBM Customer Contract Version 2 dated March 1993, Edition 2 of December 1995, and expressly accepts the conditions applicable to it contained in such document and appendices thereto, which Global DataTel de Colombia S.A. will apply to The Customer as it might assign the conditions of such document based on which Global DataTel de Colombia S.A. acquires goods and services from IBM Colombia S.A.

The payment for the goods covered by this contract shall be against delivery, which shall be invoiced by using the TRM (Market Representative Rate) on the business day prior to the invoicing date. When payment is made by The Customer, Global DataTel de Colombia S.A. will settle the invoice with the TRM on the day prior to the payment date; the difference between the original invoice will be returned or reinvoiced to The Customer depending on in whose favor such difference results. A delay in payment shall cause arrears interest, which together with the TRM shall not exceed the maximum rate authorized by law.

The Customer                                     Global DataTel de Colombia S.A.

[s. illegible]
---------------                                  ---------------
Authorized Signature                             Authorized Signature

RODRIGO DE LOS RIOS                              CARLOS MEJIA GIRALDO
-------------------                              --------------------
Name                                             Name

---------------                                  ---------------
Date                                             Date

[logo:]  L A 14
         CALI


Mr. Rafael Santacruz
IBM de Colombia

Re.:     POS - IBM Project

After yesterday's meeting, I would like to clarify for you some aspects of La 14's own procedures for them to be reviewed and programmed in the POS according to this document.

-        PRICE CHANGES

1. To apply price changes in the POS, they must be administered from the STORE 2000 application.
2. When a price change is authorized by the office, the section supervisor marks the product.
3. Once the product is in the aisles, the System supervisor authorized to perform the APPLY PRICES TO THE POS process [sic]. This option is executed from one of the STORE2000 options.
4. Prices are only applied automatically for batch update processes for the POS parameters. These processes are generally executed by Systems personnel during non-business hours.

-        VARIABLE BAR CODES

1. The variable code prefix 29 is used to identify weighable products, with the variation of creating an additional alias code in the STORE identified with EAN, even with the variation. In this case there is no risk of duplication with other codes because the codification assigned is respected.
2.       The reading of variable codes 26 should be reviewed.
3. The weighables parameter for bar codes should be identified with the prefixes of the EAN codes sent.
4.       EAN codes will be sent with a length of 13 characters.
5.       To send parameters for articles:

CONVENTION                 DESCRIPTION
0                          Non-weighable code

                            Cacharreria La 14 S.A.    Super Centro "Calima"
                            Nit. 860.300.346-1        Carrera 1 Calle 70
                            Air PO Box 31817          PBX 6651817 - Fax: 6651819

[logo:]  L A 14
         CALI

1            Weighable Code
2            Measurables

From the current applications it is only possible to identify type 1 products, weighables for Fruver. Bar codes should be identified with the prefix sent in the EAN.

For measurable products this parameter should be updated in the IBM POS for it to be able to operate normally because the current articles maintenance system does not include this attribute. This is not the definitive solution because every time a new product is coded a manual process must be performed at the Point of Sale.

This parameterization should be sent from the Central Purchasing System, therefore, I will send you a document later with the definitive solution.

-        INTERFACE FILES

By today, Tuesday, in the afternoon we will review the files sent by to verify the treasury, sales and inventories update.

Sincerely,

/s/ Martha Cecilia Marin C.
Martha Cecilia Marin C.






                            Cacharreria La 14 S.A.    Super Centro "Calima"
                            Nit. 860.300.346-1        Carrera 1 Calle 70
                            Air PO Box 31817          PBX 6651817 - Fax: 6651819

Cali, June 30, 1999

MS. MARTHA CECILIA MARIN
Director Systems Department LA 14 S.A.

Ref.: POS - IBM Project

Dear Madam:

We have performed a careful review of the matters cited in your correspondence of last June 22, based on which we have also programmed some important changes, with the following results:

IMPROVEMENTS TO THE BATCH INTERFACE PROGRAMS FOR NEW ITEMS FROM STORE 2000

Control over Brands or Codes that condition the sale of articles:

         BY UNITS. The Sales price received from STORE 2000 is equivalent to the record of the Sales Unit. Use of the QUANTITY or "X" Key.

         BY WEIGHT. Sales by grams based on a Sales Price by KILO. Use of the WEIGHT Key.

         BY LENGTH. Sales by centimeters based on a Sales Price by METER. Use of the QUANTITY or "X" Key.

         WITH DISCOUNT. This new item can be available from:

                  A new items file Type = 3
                  A discount by Line / Department management session.

         NOTE: In both cases the Effectiveness / Periodicity of the Discount can be handled.

PRICE CHANGES

Control to handle Price Change of New Items Batches for files transmitted from STORE 2000.

         Each Batch transmitted to the POS 4694-244 servers received via TCP/IP
         (ftp) from Store 2000, will be applied automatically. A LOG will be kept of the files received and applied, together with the corresponding Control Figures report.

         Options menus have been implemented for batch modification processes during NON-business hours. These will be handled by making use of the Secondary Application options, known as "Administrative Processes."

VARIABLE FORMAT BAR CODES

         In the Warehouse Options chapter we have included the Bar Code format definitions for variable prefix '29' with the following structure:

                  Length   =       13
                  Family   =       EAN
                  Format   =       29 ||||| WWWWWc
                  Key      =       29 |||||

         NOTE: It is important to know the new structure of the prefix '26' to include it in the same set of options.

SALES INTERFACE FILES FOR ACCOUNTING AND TAX REPORTS

         I would appreciate receiving for the tests you deem necessary, the Store 2000 interface files, ACCORDING TO the list given below:

INTERFACE           FILE                    DESCRIPTION                      NO. RECORDS                SIZE
1                cintdss.dcl       PLU Sales, Cashier, Term Trans                 27,609              2,401,983
2                cintart.dcl       PLU Sales, Dept., Time                         27,609              1,987,848
3                cintcns.dc        Sales Concessions                                 567                 48,762
4                cintfnr.dcl       Total Summary Cashier Sales, Term                  32                 12,000
5                cinmhor.dcl       Sales by Hour                                      24                  1,416
6                cintesp.dcl       Sales Hour Dept.                                2,400                151,200
7                cinmmpa.dcl       Total Sales Method of Payment                      13                    702
8                cintmpa.dcl       Method of Payment, Terminal, Cashier              122                  7,930
9                cintcms.dcl       Day's Transactions                              3,384                368,856
10               cintfis.dcl       Total Sales Terminal Dept.                        454                 46,308
11               cinmdpt.dcl       Disc. Sales, Credits, Returns, Dept.               30                   4620
12               cintdpt.dcl       Sales Dept. Terminal Cashier                      575                 42,550
13               cintfma.dcl       Sales Term. Method/Pay Zeta's                     117                  7,488
14               cintchq.dcl       Method of Payment Terminal                        345                 45,540
15               cinmfmr.dcl       Summary Total Sales Store                           1                    358
16               cinthor.dcl       Sales Hour, Term. Trans., Cashier                 249                 18,426
                                   TOTALS                                         63,531              5,145,987

          NOTE: SIZE OF THE TRANSACTIONS LOG JUNE 12/99 1,328,535 BYTES

               RATIO: TRANSACTIONS LOG / S200 INTERFACES = 1 : 3.9

To support the information contained in the preceding files, I am attaching the following summary, which was affected, in our judgment, by the problems that occurred on June 12 itself, related to Radio Frequency and Terminal blocks.

We have reviewed the "X" and "Z" reports obtained from each of the terminals that were active, and managed to establish the following differences.

We must recover the inventories corresponding to missing items regarding Sales records from the printed records on the Audit Reports. Also we believe that the GREATER SALES VALUES included in the "Z" Reports taken by the Supervisors are the most reliable ones: (1) The figures issued from the NON-VOLATILE part of the Terminal (Terminal Storage Retention Hard Totals Area);
(2) are supported by counts made directly at the point of sale with the shift Supervisor and the Cashier who performed the delivery.

 ZETA #      INITIAL      FINAL #    TERM. #   CASHIER #    DATE #     TIME #         SALES       SALES/
           DIFFERENCE #                                                              TOTAL Z      SERVER
   1            1           59         33         741      6121999     201014         817,036      817,036          0
   1            1            0         25        7673      6121999     202951       2,925,302    2,925,302          0
   1            1           145        31        5934      6121999     203138       1,235,297    1,235,297          0
   1            1           159        32        7662      6121999     203710       1,939,259    1,939,259          0
   1            1           27         23        4928      6121999     204005         632,707      632,707          0
   1            1           181        24        6132      6121999     204110       2,258,817    2,258,817          0
   1            1           36         17        3341      6121999     204648         867,692      867,692          0
   1            1           167        21        5841      6121999     205016       1,566,590    1,566,590          0
   2           13           85         29        5532      6121999     205050         843,213      843,213          0
   1            1           196         1        7676      6121999     205445        5741,455    5,741,455          0
   1            1           76         27        7664      6121999     205433       1,074,452    1,051,451     23,001

   1            1           56          4        5798      6121999     210206       1,960,082    1,960,082          0
   1            1           12         29        5798      6121999     152811         213,360      213,360          0

   1            1           112         9        7677      6121999     170551       4,251,654    4,251,654          0
   1            1           36          7        7677      6121999     210559         911,836      911,836          0

   1            1           165        34        7670      6121999     210625       2,335,456    2,335,456          0
   1            1           15          8        2244      6121999     211241         761,070      761,070          0
   1            1           143        19        5154      6121999     212012       3,832,546    3,832,546          0
   1            1           127         6        5432      6121999     212030       3,893,739    3,893,739          0
   1            1           199        22        5926      6121999     212059       1,698,622    1,698,622          0

   1            1           71          3        7909      6121999     210714       1,964,703    1,964,703          0
   1            1           14          2        7909      6121999     212138         213,230      213,230          0

   1            1           188        15        5946      6121999     212746       5,183,101    5,183,101          0

   1            1           112         5        5918      6121999     213835       4,383,536    4,383,536          0
   1            1            1         10        5918      6121999     214349           1,140        1,140          0

   1            1           14         30        5917      6121999     155549          49,395       49,395          0
   2           113          153         9        5917      6121999     214441       1,811,631    1,811,631          0

   1            1           230        11        7672      6121999     215055       5,141,591    5,135,541      6,050

   1            1           126        12        7904      6121999     215513       3,302,064    3,291,944     10,120

   1            1           122        14        3190      6121999     215859       4,010,705    4,010,705          0
   1            1           137        16        7912      6121999     220154       4,179,660    4,166,660     13,000

   2           93           132        18        6781      6121999     221440       1,451,633    1,451,633          0
   1            1           92         18        6781      6121999     181702       2,892,997    2,892,997          0
                                                                                   74,415,571   74,363,400     52,171

I would appreciate your valuable comments on this correspondence and on the result of the interfaces.

I remain,

Sincerely yours

/s/ J. Rafael Santacruz M.
J. RAFAEL SANTACRUZ M.
POS - IBM Project Support

SistemasPOS_Avsexta_5

From:          Martha Cecilia Marin
Sent on:       Wednesday, June 23, 1999 11:25 AM
To:            Hector R. Cardona; Ibeth Viviana Vargas; Janeth Pantoja Q.; Julio
               Cesar Vasquez; Manuel F. Velasquez; Martha Ines Salazar; Myriam
               Monroy; Nelly Fandino; Nelly Mancera; SistemasPOS_Acopi_51;
               SistemasPOS_Alfaguara_25; SistemasPOS_Arroyo_50;
               SistemasPOS_Avsexta_5; SistemasPOS_Calima_8; SistemasPOS_Centro4;
               SistemasPOS_Cosmo_6; SistemasPOS_Limonar11;
               SistemasPOS_Sameco_20; SistemasPOS_Pereira_23;
               SistemasPOS_Sameco_20; Abel M. Cardona; Carlos H. Cardona
cc:            Adriana Maria Cardona; Hector Fabio Marin; Nancy Nieto
Subject:       EXPANSION OF THE NUMBER OF LINES
Priority:      High

In order to have better control over the programming of the Millionaire Festival, it was necessary to create additional lines to register the articles that do not have discounts in the EXCEPTION LINE.

For purchase orders that stores have already entered , there will be inconsistencies when trying to receive products that previously belonged to one line code and are now in another.

For the reports that are requested at the Sales points, keep in mind that you should request them and generate them for the two lines.

MARTHA CECILIA MARIN
INFORMATION SYSTEMS

[logo:]  L A 14
         CALI

Cali, June 29, 1999


Dr. Clara Ines Jaramillo
IBM Account Executive

Re:      IBM POS ALFAGUARA PROJECT

Today the people in charge of performing the civil works to relocate the communications equipment request authorization from La 14 to use the current cabling and in some manner to cut the cable and to place a cable extension to connect your equipment.

Before giving authorization or not in this regard it is clear that IBM should be the one to perform and verify this procedure directly. Likewise, I would like to verify with you whether this is the change that you want because I received the information from the La 14 Systems Operator.

The only consideration on the part of La 14 is that the length of the current cabling remain the same and you can perform any relocation of the communications equipment where you deem necessary.

Keeping in mind that this job requires the cabling that we are currently using to operate the Point of Sale; the works should be done after the close of the Point of Sale.

Awaiting your response:

/s/Martha Cecilia Marin C.
Martha Cecilia Marin C.
Systems Department



                            Cacharreria La 14 S.A.    Super Centro "Calima"
                            Nit. 860.300.346-1        Carrera 1 Calle 70
                            Air PO Box 31817          PBX 6651817 - Fax: 6651819

[logo:]  IBM  IBM de Colombia S.A.                              [hw:] F. Giraldo
--------------------------------------------------------------------------------
CSC - 0457
Santiago de Cali, June 29, 1999


Ms. MARTHA CECILIA MARIN C.
Systems Department
Cacharreria La 14 S.A.
Santiago de Cali

Reference:        IBM POS ALFAGUARA Project


In response to your kind correspondence, we would like to inform you that the company TELECENTRO LTDA., represented by Mr. MARCO A. QUINTERO, who performed the structured and regulated cabling work in the ALFAGUARA Store, is the person selected by our Business Partner GLOBAL DATATEL DE COLOMBIA S.A. to perform the Access Point relocation work, in response to the recommendation of Mr. Warren Miller - Senior Manager Technical Support of SYMBOL TECHNOLOGIES, suppliers of the radio frequency system.

The work to be performed does not affect any aspect of the current installation of cabling in the store. The symmetry achieved with the change of location of the Access Points will provide future benefits to the Store, such as the relocation and installation of new IBM POS machines.

We have made due note to perform such work after the close of the Point of Sale.

Sincerely,

/s/ Clara Isabel Jaramillo
Clara Isabel Jaramillo
Account Executive




--------------------------------------------------------------------------------

[logo:]  IBM  IBM de Colombia S.A.
--------------------------------------------------------------------------------
Santiago de Cali, June 30, 1999



Mr. JORGE CARDONA
General Manager
Cacharreria La 14
Cali


As agreed in our last meeting, I would like to confirm to you that the company Global Datatel de Colombia currently acts as a Business Partner (Authorized Value-Added Reseller) of IBM de Colombia S.A., for IBM RISC/6000, POS, AS/400, IMB SP, IBM Networking products and IBM structured cabling Hardware and Software products.

Global Datatel de Colombia has IBM's support to perform its sales and service business, including:

         -        Distribution Assistance
         -        Technical and Sales Education
         -        Promotion and Advertising Material
         -        Access to IBM Information Systems.

If the customer orders IBM products and services using "IBM Authorized Resellers" as is the case of Global Datatel de Colombia, IBM provides the technical warranties pursuant to the products' specifications.

Cordially,

/s/ Cesar Hurtado Villegas
CESAR HURTADO VILLEGAS
Manager South Western Region





--------------------------------------------------------------------------------
 Calle 4 North No. 1N-10 2nd Floor. Cali. Telephones (92) 660 4539 - 660 4541.
                       Air PO Box 1893. Fax (92) 660 4552